UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☒	Soliciting Material under §240.14a-12

UNITED CONTINENTAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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United Comments On Proxy Contest

Announced By PAR And Altimeter

CHICAGO, March 8, 2016 — United Continental Holdings, Inc. (NYSE: UAL) today confirmed that it has been informed by hedge funds PAR Capital Management, Inc. and Altimeter Capital Management, L.P. of their intention to nominate six director candidates for election to the Board of Directors at the Company’s 2016 Annual Meeting of Shareholders. The nominees include Gordon Bethune, Brad Gerstner, Barney Harford, Rodney O’Neal, Tina Sharkey and Brenda Yester Baty.  PAR and Altimeter have previously disclosed that they are acting as a group that collectively owns approximately 7.1% of the Company’s outstanding shares of common stock.

Henry L. Meyer III, Non-Executive Chairman of the Board, said, “We are deeply disappointed that after United attempted to engage in a constructive, good-faith dialogue with PAR and Altimeter, repeatedly communicated our willingness to make meaningful changes in our Board, publicly announced our intention to name four new independent directors with deep relevant experience and named three of them yesterday , PAR and Altimeter have unilaterally taken this hostile action with no concern that a proxy fight could distract the Company from executing on Oscar’s strategic plan.”

During United’s discussions with PAR and Altimeter, the Company clearly communicated its interest in negotiating a reasonable settlement and, in a show of good faith, offered to amend its bylaws to extend its March 12 director nomination deadline.  Despite the Company’s offer, not only were PAR and Altimeter uninterested in extending the deadline, but they also refused to cooperate in making their nominees available to be interviewed — which would be a necessary step for the Board to recommend any of their candidates —  before launching a proxy contest.

Meyer added, “Underscoring our commitment to good corporate governance, and with the benefit of shareholder input, the Board just appointed three new independent directors with deep relevant experience to the Board, and we plan to appoint a fourth new independent director in the near term.  We remain open to engaging in productive conversations with PAR and Altimeter.”

Oscar Munoz, who plans to resume the role of President and Chief Executive Officer on March 14, 2016, said, “We have been focused on improving the customer and employee experience at United, and the results are evident in our improved operational and financial performance.  United has emerged as a top performer in on-time arrivals and completion factor among our largest industry peers.  United’s 2015 earnings were one of the best in the Company’s history, and we made progress shrinking the margin gap with our closest competitors, strengthening our balance sheet, and returning significant cash to shareholders. Our momentum is strong, we are working hard, and we are confident there is substantial upside yet to come.”

Yesterday, the Company announced that its Board of Directors had appointed three new highly qualified independent directors to the Board: James A.C. Kennedy, the former President and Chief Executive Officer of T. Rowe Price Group, Inc., Robert A. Milton, the former Chairman and Chief Executive Officer of ACE Aviation Holdings Inc., and previously Chairman, President and Chief Executive Officer of Air Canada, and James M. Whitehurst, President and Chief Executive Officer of Red Hat, Inc., and previously Chief Operating Officer of Delta Air Lines, Inc., effective immediately.

United’s three new directors will be nominated by the Board for re-election at the 2016 Annual Meeting.  The Board expects to appoint a fourth new independent director in the near term, who would also be nominated for re-election at the 2016 Annual Meeting. In connection with the appointment of the new directors, certain current directors will step down from the Board at or in advance of the 2016 Annual Meeting.

For more information, visit http://united.shareholderresource.com.

Forward-looking Statements

This release contains forward-looking statements that reflect the Company’s current expectations and beliefs with respect to certain current and future events, including its future plans with respect to the Board and Mr. Munoz’s full-time return as President and Chief Executive Officer. Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to, those described in Part I, Item 1A., “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks and uncertainties set forth from time to time in the reports the Company files with the U.S. Securities and Exchange Commission (the “SEC”). All forward-looking statements in this release are based upon information available to the Company on the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law.

About United

United Airlines and United Express operate an average of nearly 5,000 flights a day to 342 airports across six continents. In 2015, United and United Express operated nearly two million flights carrying 140 million customers. United is proud to have the world’s most comprehensive route network, including U.S. mainland hubs in Chicago, Denver, Houston, Los Angeles, New York/Newark, San Francisco and Washington, D.C. United operates more than 700 mainline aircraft, and this year, the airline anticipates taking delivery of 20 new Boeing aircraft, including 737 NGs, 787s and 777s. The airline is a founding member of Star Alliance, which provides service to 192 countries via 28 member airlines. Approximately 84,000 United employees reside in every U.S. state and in countries around the world. For more information, visit http://united.shareholderresource.com, follow @United on Twitter or connect on Facebook. United Continental Holdings, Inc. common stock is traded on the NYSE under the symbol UAL.

Additional Information and Where to Find It

This release may be deemed to be solicitation material in connection with the matters to be considered at the 2016 annual meeting (the “2016 Annual Meeting”) of shareholders of United Continental Holdings, Inc. (“UAL”).  UAL intends to file a proxy statement and a WHITE proxy card with the SEC in connection with any such solicitation of proxies from UAL shareholders. UAL SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Shareholders will be able to obtain any proxy statement, any amendments or supplements thereto and other documents filed by UAL with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at UAL’s website at http://ir.united.com/ in the “Securities Filings” section or by writing to UAL at 233 South Wacker Drive Chicago, Illinois 60606, Attn: Corporate Secretary.

Participants in the Solicitation

UAL and its directors and executive officers may be deemed to be participants in the solicitation of proxies from UAL’s shareholders in connection with the matters to be considered at the 2016 Annual Meeting. Investors may obtain information regarding UAL and its directors and executive officers in UAL’s Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC on February 18, 2016, and UAL’s definitive proxy statement for its 2015 annual meeting of shareholders (the “2015 Annual Meeting”), which was filed with the SEC on April 24, 2015.  To the extent holdings of UAL securities by UAL’s directors or executive officers have changed since the amounts disclosed in the definitive proxy statement for the 2015 Annual Meeting, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 and Statements of Change in Beneficial Ownership on Form 4 filed with the SEC.  More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting.

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